Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Announces Third Quarter 2009 Financial Results

-Company Receives Notice of NASDAQ Listing Deficiency -

ST. PAUL, Minn., October 23, 2009 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today reported financial results for the three and nine months ended September 30, 2009.

For the three months ended September 30, 2009, the Company reported a net loss of $12.0 million, or $0.40 per share, including non-cash expense of $3.8 million related to the revaluation of warrant liability, research and development expenses of $4.6 million, and general and administrative expenses of $2.7 million. For the nine months ended September 30, 2009, the Company reported a net loss of $29.0 million, or $1.06 per share. Operating expenses were primarily associated with the cost of supporting the Company’s clinical trials and the development of VBLOC® vagal blocking therapy delivered through the Company’s Maestro® System. On September 30, 2009, the Company’s cash, cash equivalents and short-term investments totaled $27.1 million, which does not reflect the proceeds of its October 2, 2009 agreement with an institutional investor to raise $4.9 million in a registered direct offering of its common stock.

“We expect to complete our evaluation of the one year data from the EMPOWER trial during the fourth quarter. This process will help us determine the Company’s plans for VBLOC Therapy,” said President and CEO Mark B. Knudson, Ph.D. “We remain fully committed to the support of the patients and health care professionals involved in our ongoing clinical studies.”

“Our cash position gives us operating flexibility well into 2010,” stated Gregory S. Lea, Senior Vice President and Chief Financial Officer of EnteroMedics. “We are focused on effectively managing our expenses while we finalize our next steps with the Maestro System.”

NASDAQ Notice of Deficiency

EnteroMedics also announced today that on October 19, 2009 it received a Nasdaq Staff Deficiency Letter indicating that, for ten consecutive business days, the Company’s common stock did not maintain the minimum Market Value of Listed Securities (MVLS) of $50,000,000 as required by Listing Rule

5450(b)(2)(A). The Company has been provided 90 calendar days, or until January 19, 2010, to regain listing compliance, which can be achieved if the Company’s MVLS closes at $50,000,000 or more for a minimum of ten consecutive business days during this time. The Company will continue to be listed on the NASDAQ Global Market during this period.

In the event the Company does not regain compliance prior to expiration of the 90 days, it will receive written notification that its securities are subject to delisting. The Company may, at that time, appeal the Staff’s determination to a Hearings Panel. Such an appeal, if granted, would stay delisting until a Panel ruling. Alternatively, the Company may choose to apply for transfer to the Nasdaq Capital Market, provided it satisfies the requirements for continued listing on that market. There can be no assurance that the Company will be able to reestablish or maintain compliance with listing criteria on either Nasdaq market or that an appeal, if taken, would be successful.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics is currently recruiting patients outside of the United States for a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our preliminary findings from our EMPOWER™ pivotal trial; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; potential healthcare legislative reform and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 12, 2009. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

(See attached table)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Operating expenses:
Research and development	$4,564	$8,193	$12,420	$23,287
Selling, general and administrative	2,702	1,869	6,777	6,516

Total operating expenses	7,266	10,062	19,197	29,803

Loss from operations	(7,266)	(10,062)	(19,197)	(29,803)
Other income (expense), net	(4,742)	(138)	(9,842)	(249)

Net loss	$(12,008)	$(10,200)	$(29,039)	$(30,052)

Net loss per share - basic and diluted	$(0.40)	$(0.61)	$(1.06)	$(1.79)

Shares used to compute basic and diluted net loss per share	30,064	16,854	27,445	16,821

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2009	December 31, 2008
ASSETS
Cash, cash equivalents and short-term investments	$27,052	$26,295
Prepaid expenses and other current assets	341	499
Property and equipment, net	1,054	1,264
Other assets	192	221

Total assets	$28,639	$28,279

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$210	$163
Debt	16,999	13,670
Other liabilities	8,075	3,040

Total liabilities	25,284	16,874

Stockholders’ equity	3,354	11,405

Total liabilities and stockholders’ equity	$28,639	$28,279

# # #